Exhibit 99.1

PRESS RELEASE

Clorox Announces Election of Stephen Bratspies
and Pierre Breber to its Board of Directors

OAKLAND, Calif., November 20, 2024 — The Clorox Company (NYSE: CLX) today announced the election of Stephen Bratspies and Pierre Breber, effective as of today, to its board of directors, adding deep leadership, operational and financial experience that aligns with Clorox’s strategic priorities.

Bratspies, 57, brings strong executive leadership experience, including as chief executive officer of Hanesbrands. He also holds considerable operational, merchandising and marketing expertise from senior leadership roles with Walmart, Specialty Brands and PepsiCo. Bratspies’ significant customer, retail and consumer packaged goods industry background enables him to provide valuable perspective on the Company’s strategy, business and growth. Bratspies also serves on the Board of Hanesbrands.

Breber, 60, brings extensive financial and accounting expertise, including as chief financial officer at Chevron where he held numerous executive, commercial, operational and international leadership roles. He also possesses broad experience in strategic transformation and growth initiatives, which support Clorox’s strategic objectives. Breber also serves on the Boards of PACCAR and Southwest Airlines.

“We are honored to add Stephen and Pierre and their exceptional experience to our Board,” said Linda Rendle, chair and chief executive officer of The Clorox Company. “Their fresh perspectives and deep backgrounds in driving enterprise growth and transformation will be an immense asset as we continue advancing Clorox’s strategy for long-term value creation.”

Bratspies is expected to serve on the Audit committee and Breber is expected to serve on the Audit and the Nominating, Governance and Corporate Responsibility committees. As previously disclosed in Clorox’s proxy statement, Amy Banse, Paul Parker and Kathryn Tesija did not stand for re-election at the annual meeting of stockholders. All other nominees were elected to new terms as directors. This now brings the current number of Board members to 11.

Additional information about The Clorox Company board of directors can be found at www.thecloroxcompany.com

About The Clorox Company

The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr® and Pine-Sol® as well as international brands such as Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first in the U.S. to integrate ESG into its business reporting. In 2024 the company was ranked No. 1 on Barron’s 100 Most Sustainable Companies list for the second consecutive year. Visit thecloroxcompany.com to learn more.

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Contacts:

Media Relations:

corporate.communications@clorox.com

Investor Relations:

investorrelations@clorox.com